Exhibit 10.4

EXHIBIT C

GLEACHER & COMPANY, INC.

INDUCEMENT RESTRICTED STOCK UNITS AGREEMENT

THIS INDUCEMENT RESTRICTED STOCK UNITS AGREEMENT (the “Agreement”) confirms the grant on                 , 2011 (the “Grant Date”) by Gleacher & Company, Inc., a Delaware corporation (the “Company”), to Thomas Hughes (“Employee”) of Restricted Stock Units (the “Units”), including rights to Dividend Equivalents as specified herein, as follows:

Number Granted:                                                      1,000,000 Units

How Units Vest:                                                         33-1/3% of the Units if not previously forfeited, will vest on each of the first, second and third anniversaries of the Grant Date, respectively; provided that Employee continues to be employed by the Company or a subsidiary on each such vesting date (each, a “Stated Vesting Date”), except as otherwise provided in Section 4 of the Terms and Conditions of Restricted Stock Units attached hereto (the “Terms and Conditions”).  If Employee has a Termination of Employment prior to a Stated Vesting Date, any Units that are not otherwise vested by that date will be immediately forfeited, except as otherwise provided in Section 4 of the Terms and Conditions.

Settlement Date:                                                         Units that become vested will be settled on the earlier of the Stated Vesting Date or the date set forth in Section 4 of the Terms and Conditions in connection with the vesting of Units upon the occurrence of Employee’s Termination of Employment under the circumstances set forth in Sections 4(a) and 4(b) of the Terms and Conditions (subject to the requirements set forth in Section 4 of the Terms and Conditions) (such date being the “Settlement Date”).  Units granted hereunder will be settled by delivery of one Share (as defined in the Company’s 2007 Incentive Compensation Plan (the “Plan”)) for each Unit being settled (together with any cash or Shares resulting from Dividend Equivalents).

The Units are being granted as an inducement award granted pursuant to the “employee inducement” award exception of Nasdaq Listing Rule 5635(c)(4) and are

Exhibit C

not granted under the Plan.  The Units will be subject to the terms and conditions of the Plan (despite the fact that they are not granted under the Plan), and this Agreement, including the Terms and Conditions attached hereto.  The number of Units, the kind of shares deliverable in settlement of Units, and other terms relating to the Units are subject to adjustment in accordance with Section 5 of the Terms and Conditions and Section 5.3 of the Plan.

Employee acknowledges and agrees that (i) Units are nontransferable, except as provided in Section 3 of the Terms and Conditions and Section 9.2 of the Plan, (ii) Units are subject to forfeiture upon Employee’s Termination of Employment in certain circumstances and, following certain Terminations of Employment, failure of Employee to execute and not revoke in a timely manner a release and separation agreement as set forth in Section 4, and (iii) sales of Shares delivered in settlement of Units will be subject to the Company’s policies regulating trading by employees.

IN WITNESS WHEREOF, GLEACHER & COMPANY, INC. has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

Employee:	GLEACHER & COMPANY, INC.

By:
Thomas J. Hughes		Eric J. Gleacher
Chairman of the Board of Directors

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

The following Terms and Conditions apply to the Units granted to Employee by Gleacher & Company, Inc. (the “Company”), and Units (if any) resulting from Dividend Equivalents, as specified in the Restricted Stock Units Agreement (of which these Terms and Conditions form a part).  Certain terms of the Units, including the number of Units granted, vesting date(s) and settlement dates, are set forth on the cover page of this Agreement.

1.             GENERAL.  The Units are being granted as an inducement award pursuant to the “employee inducement” award exception of Nasdaq Listing Rule 5635(c)(4) and are not granted under the Company’s 2007 Incentive Compensation Plan (the “Plan”).  Notwithstanding that the Units are not granted under the Plan, all of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  As such, while this award is not granted under the Plan, a copy of the Plan and information regarding the Plan, including documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, can be obtained from the Company upon request.  Capitalized terms used in the Agreement and this Terms and Conditions but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of the Agreement and this Terms and Conditions and mandatory provisions of the Plan, the provisions of the Plan govern; otherwise, the terms of this document shall prevail.  By accepting the grant of the Units, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Company’s Executive Compensation Committee (the “Committee”) made from time to time; provided that no such Plan amendment, rule or regulation or Committee decision or determination without the consent of an affected Participant shall materially affect the rights of the Employee with respect to the Units.

2.             ACCOUNT FOR EMPLOYEE.  The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Units then credited to Employee hereunder as a result of such grant of Units and any crediting of additional Units to Employee pursuant to payments equivalent to dividends paid on Common Stock under Section 5 hereof (“Dividend Equivalents”).

3.             NONTRANSFERABILITY.  Until Units are settled in accordance with the terms of this Agreement, Employee may not sell, transfer, assign, pledge, margin or otherwise encumber or dispose of Units or any rights hereunder to any third party other than by will or the laws of descent and distribution, except for transfers to a Beneficiary or as otherwise permitted and subject to the conditions under Section 9.2 of the Plan.

4.             TERMINATION PROVISIONS.  The following provisions will govern the vesting, forfeiture and settlement of the Units in the event of Employee’s Termination of Employment, unless otherwise determined by the Committee:

(a)           Death or Disability.  In the event of Employee’s Termination of Employment due to death or Disability (as defined below), all Units then outstanding, if not previously vested, shall immediately vest in full.  With respect to Employee’s Termination of Employment due to death, all Units will be settled within 30 days after the date of Employee’s death, and, with respect to Employee’s Termination of Employment due to Disability, subject to Employee’s (or his legal representative’s) execution within 45 days following such Termination of Employment (and non-revocation) of a release and separation agreement in such form as may be requested by the Company, all Units will be settled as soon as reasonably practicable (but in no event later than 15 days) following the effectiveness of such release and separation agreement.

(b)           Termination of Employment by Employee for Good Reason or by the Company without Cause following a Change in Control.  In the event of (i) a Termination of Employment by Employee for Good Reason (as defined below) or (ii) Employee’s Termination of Employment by the Company without Cause (as defined below) during the two-year period immediately following a Change in Control (as defined below), all Units then outstanding, if not previously vested, shall immediately vest in full and, subject to Employee’s execution within 45 days following such Termination of Employment (and non-revocation) of a release and separation agreement in such form as may be requested by the Company, all Units will be settled as soon as reasonably practicable (but in no event later than 15 days) following the effectiveness of such release.

(c)           All Other Terminations of Employment.  In the event of Employee’s Termination of Employment for any reason or under any circumstances other than those specified in Sections 4(a) and 4(b) above, all Units that are unvested as of the date of Termination of Employment will be immediately forfeited.

5.             DIVIDEND EQUIVALENTS AND ADJUSTMENTS.

(a)           Dividend Equivalents.  Subject to Section 5(d), Dividend Equivalents will be credited on Units (other than Units that, at the relevant record date, previously have been settled or forfeited) and deemed reinvested in additional Units, to the extent and in the manner as follows:

(i)            Cash Dividends.  If the Company declares and pays a dividend or distribution on Shares in the form of cash, then a number of additional Units shall be credited to Employee’s Account as of the last day of the calendar quarter in which such dividend or distribution was paid equal to the number of Units credited to Employee’s Account as of the record date for such dividend or distribution multiplied by the cash amount of the dividend or distribution paid on each outstanding Share at such payment date, divided by the Fair Market Value of a share of Common Stock at the date of such crediting; provided, however, that in the case of an extraordinary cash dividend or distribution the Company may provide for such crediting at the dividend or distribution payment date instead of the last day of the calendar quarter.

(ii)           Stock Dividends and Splits.  If the Company declares and pays a dividend or distribution on Shares in the form of additional Shares, or there occurs a forward split of Shares, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of Units credited to Employee’s Account as of the record date for such dividend or distribution or split multiplied by the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share.

(iii)          Other Dividends.  If the Company declares and pays a dividend or distribution on Shares in the form of property other than additional Shares, then a number of additional Units shall be credited to Employee’s Account as of the payment date for such dividend or distribution equal to the number of Units credited to Employee’s Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding Share at such payment date, divided by the Fair Market Value of a Share at such payment date.

(b)           Adjustments.  The number of Units credited to Employee’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights with respect to Units or to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 5.3 of the Plan, taking into account any Units credited to Employee in connection with such event under Section 5(a) hereof.

(c)           Risk of Forfeiture and Settlement of Units Resulting from Dividend Equivalents and Adjustments.  Units that directly or indirectly result from Dividend Equivalents on or adjustments to a Unit granted hereunder shall be subject to the same risk of forfeiture as applies to the granted Unit and in any event will be settled at the same time as the underlying granted Unit.

(d)           Changes to Manner of Crediting Dividend Equivalents.  The provisions of Section 5(a) notwithstanding and subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), the Company may vary the manner and timing of crediting Dividend Equivalents for administrative convenience, including, for example, by crediting cash Dividend Equivalents rather than additional Units.

6.             EMPLOYEE REPRESENTATIONS AND WARRANTIES AND RELEASE.  As a condition to any nonforfeiture of the Units at or after Termination of Employment and to any settlement of the Units, the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation and (ii) to execute a separation agreement and a release of claims against the Company arising before the date of such release, in such form as may be specified by the Company.

7.             OTHER TERMS RELATING TO UNITS.

(a)           Compliance with Code Section 409A.  It is intended that the Units provided under this Agreement comply with Code Section 409A and the regulations relating thereto or an exemption to Code Section 409A, and this Agreement shall be interpreted and construed consistently with such intent.  Any payments that qualify for the “short-term deferral” exception under Code Section 409A shall be paid under such exception; provided, however, that in the event that any Units or Dividend Equivalents constitute nonqualified deferred compensation and are to be settled on account of Employee’s Termination of Employment and at such time Employee is a “specified employee” (within the meaning of Code Section 409A and as determined in accordance with the methodology established by the Company as in effect on the date of Employee’s Termination of Employment), such payment will be postponed to the extent necessary to satisfy Code Section 409A, and the settlement of such Units or Dividend Equivalents will be so postponed and settled on the first business day that is six months and one day after Employee’s Termination of Employment (or any earlier date of Employee’s death).  Each payment and benefit hereunder, including each portion of the Units that potentially could be settled at a separate Settlement Date and each payment of Dividend Equivalents, shall constitute a “separately identified” amount within the meaning of Treasury Regulation Section 1.409A-2(b)(2).  In the event that the terms of this Agreement would subject the Employee to taxes or penalties under Code Section 409A (“409A Penalties”), the Company and Employee shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.

(b)           Release and Separation Agreement Process.  If any Units are vested upon Termination of Employment, the Company will supply to Employee a form of the release and separation agreement specified in Sections 4 and 6 not later than 14 days following the date of Termination of Employment, which must be returned within the time period required by law and must not be revoked by Employee within the applicable time period (if any) in order for Employee to satisfy any such condition (or 15 days after delivery of such release and separation agreement to Employee if no time period applies under applicable law), such that the release and separation agreement becomes legally effective.  In such case, if the Units would become subject to settlement at the Settlement Date but prior to Employee’s execution of the release and separation agreement and its legal effectiveness, the Company, in determining the time of settlement, will not be influenced by Employee or the timing of any action by Employee, including Employee’s execution of such a release and separation agreement and expiration of any revocation period.  In particular, the Company retains discretion to deposit any Shares or other payment in escrow at any time prior to such execution and legal effectiveness, so that such deposited Shares are constructively received and taxable income to Employee upon deposit but with distribution from such escrow remaining subject to Employee’s execution and non-revocation of such release and separation agreement.

(c)           Fractional Units and Shares.  The number of Units credited to Employee’s Account shall include fractional Units calculated to at least three decimal places unless otherwise determined by the Committee.  Unless settlement is effected through a broker or agent that can accommodate fractional shares (without requiring issuance of a fractional share by the Company), upon settlement of the Units Employee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such Units.

(d)           Tax Withholding.  Employee shall make arrangements satisfactory to the Company or, in the absence of such arrangements, a Group Entity may deduct from any payment to be made to Employee (including from Shares to be delivered to Employee hereunder) any amount necessary to satisfy requirements of federal, state, local, or foreign tax law to withhold taxes or other amounts with respect to the lapse of any risk of forfeiture (including FICA due upon such lapse), the payment of Dividend Equivalents, the settlement of the Units or other event relating to the Units.  Unless Employee has made separate arrangements satisfactory to the Company, the Company may elect to withhold Shares deliverable in settlement of the Units having a Fair Market Value equal to the amount of such tax liability required to be withheld in connection with the settlement of the Units, but the Company shall not be obligated to withhold such Shares.

(e)           Statements.  An individual statement of Employee’s Account will be issued to Employee at such times as may be determined by the Company.  Such a statement shall reflect the number of Units credited to Employee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the Committee.  Such a statement may be combined with or include information regarding other plans and compensatory arrangements for employees.  Employee’s statements shall be deemed a part of this Agreement, and shall evidence the Company’s obligations in respect of Units, including the number of Units credited as a result of Dividend Equivalents (if any).  Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

8.             MISCELLANEOUS.

(a)           Binding Agreement; Written Amendments.  This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties.  This Agreement and the Plan constitute the entire agreement between the parties with respect to the Units, and supersede any prior agreements or documents with respect thereto.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement that may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Employee.

(b)           No Promise of Employment.  The Units and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)           Unfunded Plan.  Any provision for distribution in settlement of Employee’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for Employee.  With respect to any entitlement of Employee or any Beneficiary to any distribution hereunder, Employee or such Beneficiary shall be a general creditor of the Company.

(d)           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

(e)           Legal Compliance.  Employee agrees to take any action the Company reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the NASDAQ Global Market or any other stock exchange, or any other obligation of the Company or Employee relating to the Units or this Agreement.  Employee agrees that the Units are subject to any forfeiture that may be required by applicable law, as well as any policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy applicable to senior executives of the Company, as each policy is adopted or amended from time to time.

(f)            Notices.  Any notice to be given the Company under this Agreement shall be addressed to the Company at 1290 Avenue of the Americas, New York, New York 10104, Attention:  Corporate Secretary, and any notice to the Employee shall be addressed to the Employee at Employee’s address as then appearing in the records of the Company.

9.             CERTAIN DEFINITIONS.  The following definitions apply for purposes of this Agreement:

(a)           “Cause” has the meaning ascribed to it in the Letter Agreement.

(b)           “Change in Control” has the meaning ascribed to it in the Letter Agreement.

(c)           “Disability” has the meaning ascribed to it in the Company’s long-term disability plan as in effect from time to time.

(d)           “Good Reason” has the meaning ascribed to it in the Letter Agreement.

(e)           “Group Entity” means either the Company or any of its subsidiaries and affiliates.

(f)            “Termination of Employment” means a “separation from service” under Code Section 409A and its associated regulations.

(g)           “Letter Agreement”  means that certain letter agreement entered into by and between Employee and the Company dated April 18, 2011.